Exhibit 99.1

NEWS RELEASE

8500 Station Street, Suite 100, Mentor, Ohio 44060

For Immediate Release

Gas Natural Inc. Completes Acquisition of John D. Oil and Gas Marketing Company

Acquisition expands natural gas marketing efforts into Northern Ohio

MENTOR, OH, June 3, 2013 – Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), a holding company operating local distributing companies serving approximately 73,000 customers in seven states, announced today that it completed the acquisition for John D. Oil and Gas Marketing Company, LLC, (“John D. Marketing”) for $2.9 million, paid by the issuance of 256,926 shares of Gas Natural’s common stock at a price of $11.19 per share. The purchase agreement provides for contingent earn out payments of additional common stock based on the achievement of certain financial milestones by John D. Marketing for a period of five years after the closing of the transaction.

Kevin J. Degenstein, President and COO, noted, “This acquisition strengthens our gas marketing operations and presents an opportunity to capture additional transportation customers in the region.”

John D. Marketing is engaged in the acquisition and sale of approximately 1.3 billion cubic feet of natural gas annually to approximately 120 customers located primarily in Northeast Ohio. Gas Natural obtained shareholder approval of the transaction on March 1, 2013, and subsequently obtained the necessary regulatory and other approvals. Once integrated, Gas Natural plans to change the name of John D. Marketing to Gas Natural Resources.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 33 billion cubic feet of natural gas to approximately 69,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, natural gas marketing and propane to 4,000 customers. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

The Company’s toll-free number is 800-570-5688. Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other

Gas Natural Inc. Completes Acquisition of John D. Oil and Gas Marketing Company

June 3, 2013

matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.	Investor Relations: Kei Advisors LLC
Thomas J. Smith, Chief Financial Officer	Deborah K. Pawlowski
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: tsmith@egas.net	Email: dpawlowski@keiadvisors.com

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